Exhibit 5.1

Our ref: CHX/770242-000010/33745888v2

EZGO Technologies Ltd. Kingston Chambers P.O. Box 173 Road Town, Tortola British Virgin Islands

9 March 2023

Dear Sirs

EZGO Technologies Ltd. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company’s registration statement on Form F-3, the base prospectus dated 30 November 2022 (the “Base Prospectus”) and the prospectus supplement dated 9 March 2023 (the Base Prospectus and the Prospectus Supplement together, the “Prospectus”) including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”) for the purposes of, registering with the Commission under the SEC Act, the offering by the Company (the “Offering”) of 18,000,000 ordinary shares of the Company with a par value of US$0.001 par value each (the “Ordinary Shares”).

This opinion letter is given in accordance with the terms of the Legal Matters section of the Prospectus.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 8 March 2023, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).

1.2	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 8 March 2023 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.3	The written resolutions of the board of directors of the Company dated 8 March 2023 (the “Resolutions”).

1.4	A Certificate of Incumbency dated 7 March 2023, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 8 March 2023 (the “Certificate of Good Standing”).

1.6	A certificate from a director of the Company (the “Director’s Certificate”).

1.7	The Prospectus.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent’s Certificate, the Certificate of Good Standing and the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.4	The Company will have sufficient authorised and unissued Ordinary Shares under the Memorandum and Articles at the time any Ordinary Shares are issued.

2.5	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

2.6	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

2.7	The Company has received, or will receive, cash consideration or non-cash consideration in consideration for the issue of the Ordinary Shares, and that:

(a)	none of the Ordinary Shares have been, or will be, issued for less than their par value; and

(b)	to the extent that any Ordinary Shares are, or will be, issued, in whole or in part, for non-cash consideration, the value of the non-cash consideration and cash consideration, if any, is not less than the amount credited or to be credited for such Ordinary Shares.

2.8	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The Ordinary Shares to be offered and issued by the Company as contemplated by the Prospectus have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Prospectus and in accordance with the terms set out in the Prospectus, such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Prospectus.

4.3	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders of Her Majesty in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

4.4	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.5	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.6	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Prospectus. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Ordinary Shares pursuant to the Prospectus. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/Maples and Calder

Maples and Calder

Appendix A

Director’s Certificate

To:	Maples and Calder

5th Floor, Ritter House

PO Box 173

Road Town

Tortola

British Virgin Islands

9 March 2023

Dear Sirs

EZGO Technologies Ltd. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 8 September 2020 remain in full force and effect and are unamended.

2	The director resolutions dated 8 March 2023 (the “Resolutions”) were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company). The Resolutions have not been amended, varied or revoked in any respect and the directors of the Company have not restricted or limited the powers of any future directors of the Company in any way.

3	The Company is authorised to issue a maximum of 100,010,000 shares divided into up to 100,000,000 Ordinary Shares with a par value of US$0.001 each and 10,000 Preferred Shares of no par value each. Immediately prior to the sale of the Ordinary Shares, the Company has or will have sufficient authorised but unissued shares at any time any Ordinary Shares are issued.

4	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

5	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Jianhui Ye, Robert Johnson, Guanneng Lai, Professor Yang Guanghui and Peiyao Jin.

6	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

7	The Company has not created any charges over any of its property or assets.

8	Prior to, at the time of, and immediately following effectiveness of the Prospectus the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Prospectus relates will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Prospectus for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

9	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors and/or the Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

11	The Company has at no time had employees.

12	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

13	The Prospectus has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

14	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

15	The Ordinary Shares to be issued pursuant to the Prospectus have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

16	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

[Signature page follows]

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Jianhui Ye

Name:	Jianhui Ye

Title:	Director